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                                                                      EXHIBIT 5

         [WARREN, PRICE, CAMERON, FAUST & ASCIUTTO, P.C. LETTERHEAD]




                                August 21, 1995

Securities and Exchange Commission
450 Fifth Street
Judiciary Plaza
Washington, DC  20549

   Re: Medar, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

   We have been requested to give our opinion in connection with the proposed registration of 200,000 shares of Common Stock of Medar, Inc. (the "Company") which will be registered under the Securities Act of 1933 with the Securities and Exchange Commission in a registration statement on Form S-8 to be filed on or about August 21, 1995. The shares are to be issued to directors and employees of Medar, Inc. pursuant to the Nonqualified Stock Option Plan of Medar, Inc.

    As General Counsel for the Company, we have examined the Articles of Incorporation of the Company, its Bylaws, its Minutes of meetings of its Board of Directors, and made such other examination and investigation as we deem appropriate, and we are of the opinion that the 200,000 shares of Common Stock to be registered by the Company will be, when issued, legally issued, fully paid and non-assessable.

    We hereby consent to the filing of our opinion as Exhibit 5 to the Form S-8 Registration Statement filed by the Company to effect registration of the shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus comprising a part of such Registration Statement.

                                               Very truly yours,

                                            WARREN, PRICE, CAMERON,
                                             FAUST & ASCIUTTO, P.C.

                                            /s/Josephine L. Cameron
                                               Josephine L. Cameron